Exhibit 10(f)

Dear              :

                  Northwest Natural Gas Company, an Oregon corporation (the "Company"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company, its customers and its shareholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.

                  In order to induce you to remain in the employ of the Company, this letter agreement, which has been approved by the Board, sets forth severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a "change in control" of the Company under the circumstances described below. The Company and you have entered into a prior letter agreement regarding change in control severance benefits dated ___________, 199_. Upon your signature of this letter agreement, the prior agreement shall be superceded and replaced by this agreement.

         1.       Agreement to Provide Services; Right to Terminate.
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                  (i) Except as otherwise provided in paragraph (ii) below, the
Company or you may terminate your employment at any time, subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof.

                  (ii) In the event of a potential change in control of the Company as defined in Section 3 hereof, you agree that you will not leave the employ of the Company (other than as a result of Disability or upon Retirement, as such terms are hereinafter defined) and will render the services contemplated in the recitals to this Agreement until the earliest of (a) a date which is 270 days from the occurrence of such potential change in control of the Company, or
(b) a termination of your employment pursuant to which you become entitled under this Agreement to receive the benefits provided in Section 5(iii) below.

         2. Term of Agreement. This Agreement shall commence on the date hereof
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and shall continue in effect until December 31, 1998; provided, however, that commencing on January 1, 1999 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1 date, the Company or you shall have given notice that this Agreement shall not be extended (provided that no such notice may be given by the Company during the pendency of a potential change in control); and provided, further, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a change in control of the Company, as defined in Section 3 hereof, shall have occurred during such term. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate if you or the Company terminate your employment prior to a change in control of the Company as defined in Section 3 hereof. In addition, the Company may terminate this Agreement during your employment if, prior to a change in control of the Company as defined in Section 3 hereof, you cease to hold your current position with the Company, except by reason of a promotion.

         3.  Change in Control; Potential Change in Control; Person.
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                  (i) For purposes of this Agreement, a "change in control" of the Company shall mean the occurrence of any of the following events:

                  (A) The approval by the shareholders of the Company of:

                           (1) any consolidation, merger or plan of share
                  exchange involving the Company (a "Merger") in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company ("Company Shares") would be converted into cash, securities or other property, other than a Merger involving Company Shares in which the holders of Company Shares immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger;

                           (2) any sale, lease, exchange or other transfer (in
                  one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

                           (3) the adoption of any plan or proposal for the
                  liquidation or dissolution of the Company;

                  (B) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board ("Incumbent Directors") shall cease for any reason to constitute at least a majority thereof; provided, however, that the term "Incumbent Director" shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

                  (C) Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors ("Voting Securities") representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no change in control shall be deemed to have occurred for purposes of this Agreement if (1) you acquire (other than on the same basis as all other holders of Company Shares) an equity interest in an entity that acquires the Company in a change in control otherwise described under subparagraph (A) above, or (2) you are part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a change in control under subparagraph (C) above.

                  (ii) For purposes of this Agreement, a "potential change in control" of the Company shall be deemed to have occurred if:

                  (A) the Company enters into an agreement, the approval of which by the shareholders would result in the occurrence of a change in control of the Company;

                  (B) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; or

                  (C) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred.

                  (iii) For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company or any employee benefit plan(s) sponsored by the Company.

         4. Termination Following Change in Control. If any of the events
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described in Section 3 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 5(iii) hereof upon the termination of your employment within twenty-four (24) months after such event, unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason based on an event occurring concurrent with or subsequent to a change in control (as all such capitalized terms are hereinafter defined).

                  (i) Disability. Termination by the Company of your employment
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based on "Disability" shall mean termination because of your absence from your duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full-time performance of your duties.

                  (ii) Retirement. Termination by you or by the Company of your
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employment based on "Retirement" shall mean termination on or after your 62nd birthday.

                  (iii) Cause. Termination by the Company of your employment for
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"Cause" shall mean termination upon (a) the willful and continued failure by you to perform substantially your reasonably assigned duties with the Company consistent with those duties assigned to you prior to the change in control (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board or President of the Company which specifically identifies the manner in which such executive believes that you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph (iii), no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in knowing bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (iii) and specifying the particulars thereof in detail.

                  (iv) Good Reason.  Termination by you of your employment for
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"Good Reason" shall mean termination based on:

                  (A) a change in your status, title, position(s) or responsibilities as an officer of the Company which, in your reasonable judgment, does not represent a promotion from your status, title, position(s) and responsibilities as in effect immediately prior to the change in control, or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status, title or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s), except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason;

                  (B) a reduction by the Company in your base salary as in effect immediately prior to the change in control;

                  (C) the failure by the Company to continue in effect any Plan (as hereinafter defined) in which you are participating at the time of the change in control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the change in control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the change in control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the change in control;

                  (D) the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the change in control;

                  (E) the Company's requiring you to be based anywhere other than where your office is located immediately prior to the change in control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the change in control;

                  (F) the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by
         Section 6 hereof; or

                  (G) any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (v) below (and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective.

For purposes of this Agreement, "Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, deferred compensation, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

                  (v) Notice of Termination. Any purported termination by the
                      ---------------------
Company or by you following a change in control shall be communicated by Written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                  (vi) Date of Termination. "Date of Termination" following a
                       -------------------
change in control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if your employment is to be terminated by you or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than ninety (90) days after the date on which a Notice of Termination is given (provided that if the termination is by you for Good Reason the circumstances giving rise to the Good Reason have not been fully corrected by the specified date), unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 12 hereof.

         5.       Compensation Upon Termination or During Disability.
                  --------------------------------------------------

                  (i) During any period following a change in control that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with Sections 4(i) and 4(vi) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

                  (ii) If your employment shall be terminated for Cause or as a result of Retirement or Death following a change in control of the Company, the Company shall pay you your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

                  (iii) If, within twenty-four (24) months after a change in control of the Company shall have occurred, as defined in Section 3 above, your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason based on an event occurring concurrent with or subsequent to a change in control, then, by no later than the fifth day following the Date of Termination (except as otherwise provided), you shall be entitled, without regard to any contrary provisions of any Plan, to a severance benefit as follows:

                  (A) the Company shall pay your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you;

                  (B) as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you in a single payment an amount in cash equal to [two (2) or three (3)] times the sum of (1) the greater of (i) your annual rate of base salary in effect on the Date of Termination or (ii) your annual rate of base salary in effect immediately prior to the change in control of the Company and (2) the greater of (i) the average of the last three annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to you preceding the Date of Termination or (ii) the average of the last three annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to you preceding such change in control;

                  (C) for a thirty-six (36) month period after the Date of Termination, the Company shall arrange to provide you and your dependents with life, accident and health insurance benefits substantially similar to those which you were receiving immediately prior to the change in control of the Company. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this subparagraph (C) to the extent that a similar benefit is actually received by you from a subsequent employer during such thirty-six (36) month period, and any such benefit actually received by you shall be reported to the Company; and

                  (D) if any of the payments provided for in paragraphs (iii)(B) or (iii)(C) or any other payment or benefit received or to be received by you in connection with a change in control of the Company or the termination of your employment (collectively, the "Severance Payments") will be subject to the tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed (the "Excise Tax"), the Company shall pay to you an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Severance Payments. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment directly and indirectly attributable to such reduction plus interest on the amount of such repayment at the rate provided for in section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any Severance Payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable to the taxing authorities with respect to such excess) at the time that the amount of such excess is finally determined.

                  (iv) Except as specifically provided above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise. Your entitlements under Section (5)(iii) are in addition to, and not in lieu of, any rights, benefits or entitlements you may have under the terms or provisions of any Plan.

                  (v) The Company shall withhold the Excise Tax determined under paragraph (iii)(D) above in accordance with section 4999(b) of the Code, and shall withhold federal, state and local income taxes from Severance Payments and Gross-Up Payments as required by law.

         6.       Successors; Binding Agreement.
                  -----------------------------

                  (i) Upon your written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement. Failure of the Company to obtain such assent prior to or at the time a Person becomes a Successor shall constitute Good Reason for termination by you of your employment and, if a change in control of the Company has occurred, shall entitle you immediately to the benefits provided in Section 5(iii) hereof upon delivery by you of a Notice of Termination which the Company, by executing this Agreement, hereby assents to. For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of the Company's Voting Securities or otherwise.

                  (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

         7. Fees and Expenses. The Company shall pay all legal fees and related
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expenses incurred by you as a result of (i) your termination following a change in control of the Company (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or (ii) your seeking to obtain or enforce any right or benefit provided by this Agreement.

         8. Survival. The respective obligations of, and benefits afforded to,
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the Company and you as provided in Sections 5, 6(ii), 7 and 12 of this Agreement shall survive termination of this Agreement.

         9. Notice. For the purposes of this Agreement, notices and all other
            ------
communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         10. Miscellaneous. No provision of this Agreement may be modified,
             -------------
waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

         11. Validity. The invalidity or unenforceability of any provision of
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this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         12. Arbitration. Any dispute or controversy arising under or in
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connection with this Agreement shall be settled exclusively by arbitration in
Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 12.

         13. Related Agreements. To the extent that any provision of any other
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agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

         14. Counterparts. This Agreement may be executed in several
             ------------
counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

                  If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                         Sincerely,

                                         NORTHWEST NATURAL GAS COMPANY

                                         By
                                             --------------------------
                                               (Name and Title)

Agreed to this ____ day of ____________, ____.